Exhibit 99.1

OPTi files for Arbitration against NVIDIA Corporation

Palo Alto, CA., December 10, 2009 – OPTi Inc (OTCBB:OPTI) announces that it initiated an arbitration against NVIDIA Corporation (“NVIDIA”) because OPTi believes that NVIDIA has breached the terms of a license agreement between NVIDIA and OPTi, dated August 3, 2006.

The license agreement provided that OPTi was to receive quarterly royalty payments of $750,000 commencing in February 2007 and continuing as long as NVIDIA continued to use OPTi’s pre-snoop technology up to a maximum of 12 such payments. OPTi filed an earlier arbitration against NVIDIA and was awarded five quarterly payments, totaling $3,750,000, for the period of February 1, 2007 to April 30, 2008. OPTi believes that NVIDIA has continued to use the pre-snoop technology, but has not made any of the required quarterly payments since the last arbitration ruling. The parties had entered into the license agreement as settlement of patent infringement claims that OPTi had brought against NVIDIA.

Bernard Marren, President and CEO of OPTi, stated: “It is the intention of the Company to pursue all legal remedies, as per the terms of the agreement, against NVIDIA for NVIDIA’s continued use of the pre-snoop technology after May 1, 2008. Based on the information we have uncovered to date, we think that it is likely that NVIDIA will owe OPTi payments for one or more quarters.”

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The amount of future payments the Company may receive from NVIDIA may differ significantly from the amounts set forth in the license agreement between the parties depending upon the outcome of discussions among the parties and NVIDIA’s future use of OPTi’s Predictive Snooping technology. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K filing with the Securities and Exchange Commission.

Contact:
Bernard Marren, President & CEO
Michael Mazzoni, CFO
(650) 213-8550